Exhibit 99.1

Media Contacts:	Sarah Robinson
Rollins Inc.
404.888.2917

Orkin Establishes Franchise in Guam

Pest control leader expands to Guam

ATLANTA, May 7, 2013 — Rollins Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, established an international franchise in Guam.

“We are proud to bring Orkin services to Guam,” said Tom Luczynski, Orkin vice president of U.S. and international development and franchising. “The island’s tropical climate creates unique pest problems throughout the year, so customers will benefit from Orkin’s experience.”

Orkin Guam will offer commercial, residential and termite pest control services. The franchise owners are Ravinder, Bina and Deepak Dewan of Dewan Worldwide, Inc.

“We are very excited to partner with Orkin and provide quality pest control to residents in Guam,” said Deepak Dewan.

Dewan Worldwide, Inc. has multiple interests in Guam. The owners will travel to Atlanta, Orkin’s U.S. headquarters, for initial training at the company’s award-winning training center this month.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods.  The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control and Trutech LLC, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca,  http://pestdefense.com,  http://westernpest.com,  http://indfumco.com,  http://walthamservices.com,  http://cranepestcontrol.com,  http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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